Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2022 Second Quarter;
Tightens Fiscal 2022 Guidance
DALLAS (May 4, 2022) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its second fiscal quarter ended March 31, 2022.

Highlights
•Earnings per diluted share was $4.24 for the six months ended March 31, 2022; $2.37 per diluted share for the second fiscal quarter.
•Consolidated net income was $574.2 million for the six months ended March 31, 2022; $325.0 million for the second fiscal quarter.
•Capital expenditures totaled $1,190.0 million for the six months ended March 31, 2022, with approximately 87 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2022 is expected to be in the adjusted range of $5.50 to $5.60.
•Capital expenditures are expected to be in the range of $2.4 billion to $2.5 billion in fiscal 2022.
•The company's Board of Directors has declared a quarterly dividend of $0.68 per common share. The indicated annual dividend for fiscal 2022 is $2.72, which represents an 8.8% increase over fiscal 2021.

"At every level, our employees remain focused on executing our strategy of modernizing our systems as we invest in safety and reliability," said Kevin Akers, President, and Chief Executive Officer of Atmos Energy. "I'm so proud of them and their hard work as we remain well positioned to deliver annual earnings per share growth between 6% and 8% for fiscal 2022."

Results for the Three Months Ended March 31, 2022
Consolidated operating income increased $3.3 million to $385.1 million for the three months ended March 31, 2022, from $381.8 million in the prior-year quarter. The refund of excess deferred income taxes reduced operating income by $43.3 million quarter over quarter, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $46.6 million due to rate outcomes in both segments and customer growth in our distribution segment, partially offset by lower weather and consumption in our distribution segment and increased system maintenance and depreciation expenses.
Distribution operating income increased $8.0 million to $311.3 million for the three months ended March 31, 2022, compared with $303.3 million in the prior-year quarter. Refunds of excess deferred taxes reduced operating income by $39.9 million quarter over quarter. Key operating drivers for this segment include a net $60.0 million increase in rates, a $6.3 million increase due to net customer growth and a $6.6 million decrease in other operation and maintenance expense primarily due to lower bad debt expense in the current-year quarter, partially offset by a $15.5 million decrease in consumption, net of our weather normalization adjustments (WNA), an $11.0 million increase in depreciation and property tax expenses and a $4.1 million increase in system maintenance expense.
Pipeline and storage operating income decreased $4.7 million to $73.8 million for the three months ended March 31, 2022, compared with $78.5 million in the prior-year quarter. Refunds of excess deferred taxes reduced operating income by $3.4 million quarter over quarter. Key operating drivers for this segment include a $13.9 million increase in rates due to the GRIP filing approved in fiscal 2021, partially offset by a $7.6 million increase in system maintenance expense and a $3.8 million increase in depreciation expense due to increased capital investments.
Results for the Six Months Ended March 31, 2022
Consolidated operating income decreased $19.6 million to $661.0 million for the six months ended March 31, 2022, compared to $680.6 million in the prior year. The refund of excess deferred income taxes reduced operating income by $81.9 million year over year, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $62.3 million due to rate outcomes in both segments and customer growth in our distribution segment, partially offset by lower weather and consumption in our distribution segment, lower thru-system revenue in our pipeline and storage segment and increased system maintenance, depreciation and property tax expenses.
Distribution operating income decreased $11.0 million to $501.8 million for the six months ended March 31, 2022, compared with $512.8 million in the prior-year period. Refunds of excess deferred taxes reduced operating income by $68.6 million year over year. Key operating drivers for this segment include a $92.1 million increase in rates, and customer growth of $10.6 million partially offset by a $16.5 million decrease in consumption, net of WNA, a $12.0 million increase in operation and maintenance expense driven primarily by higher pipeline maintenance costs and other administrative costs and a $21.1 million increase in depreciation and property tax expenses associated with increased capital investments.
Pipeline and storage operating income decreased $8.6 million to $159.2 million for the six months ended March 31, 2022, compared with $167.8 million in the prior year. Refunds of excess deferred income taxes decreased operating income by $13.3 million year over year. Key operating drivers for this segment include a $28.3 million increase from our GRIP filings approved in fiscal 2021 partially offset by a $13.4 million increase in system maintenance, a $6.7 million increase in depreciation and property tax expenses due to increased capital investments and a $2.4 million decrease in through system revenues.
Capital expenditures increased $344.3 million to $1,190.0 million for the six months ended March 31, 2022, compared with $845.7 million in the prior year, due to increased system modernization and expansion spending.

For the six months ended March 31, 2022, the company generated operating cash flow of $640.5 million, compared to $691.3 million excluding the $2.1 billion incurred in the prior-year period for gas costs incurred during Winter Storm Uri. The year-over-year decrease primarily reflects the refund of excess deferred tax liabilities of $81.9 million and the timing of gas cost recoveries, partially offset by the positive effects of successful rate case outcomes achieved in fiscal 2021.
Our equity capitalization ratio at March 31, 2022 was 53.0%, compared with 51.9% at September 30, 2021, due to the issuance of $600 million of 2.85% senior notes in October 2021 and $200 million of 2.625% senior notes in January 2022, partially offset by $594.3 million in equity issuances under our forward equity agreements. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 60.9% at March 31, 2022.
Conference Call to be Webcast May 5, 2022
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2022 second quarter financial results on Thursday, May 5, 2022, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; adverse weather conditions; the impact of climate change; the inability to continue to hire, train and retain operational, technical and managerial personnel; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and the outbreak of COVID-19 and its impact on business and economic conditions.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Three Months Ended March 31
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$1,610,546	$1,282,674
Pipeline and storage segment	163,747	154,168
Intersegment eliminations	(124,474)	(117,769)
	1,649,819	1,319,073
Purchased gas cost
Distribution segment	993,854	691,147
Pipeline and storage segment	1,683	113
Intersegment eliminations	(124,159)	(117,451)
	871,378	573,809
Operation and maintenance expense	163,352	156,375
Depreciation and amortization	133,374	118,636
Taxes, other than income	96,583	88,449
Operating income	385,132	381,804
Other non-operating income	5,213	2,834
Interest charges	28,928	26,096
Income before income taxes	361,417	358,542
Income tax expense	36,418	61,788
Net income	$324,999	$296,754

Basic net income per share	$2.37	$2.30
Diluted net income per share	$2.37	$2.30
Cash dividends per share	$0.680	$0.625
Basic weighted average shares outstanding	136,834	129,161
Diluted weighted average shares outstanding	137,250	129,164

	Three Months Ended March 31
Summary Net Income by Segment (000s)	2022	2021
Distribution	$268,851	$232,336
Pipeline and storage	56,148	64,418
Net income	$324,999	$296,754

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Six Months Ended March 31
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$2,582,968	$2,159,324
Pipeline and storage segment	326,665	313,881
Intersegment eliminations	(247,028)	(239,652)
	2,662,605	2,233,553
Purchased gas cost
Distribution segment	1,490,653	1,102,219
Pipeline and storage segment	(1,728)	(1,131)
Intersegment eliminations	(246,384)	(239,019)
	1,242,541	862,069
Operation and maintenance expense	322,462	295,018
Depreciation and amortization	261,230	233,921
Taxes, other than income	175,379	161,901
Operating income	660,993	680,644
Other non-operating income	13,915	8,906
Interest charges	48,779	48,106
Income before income taxes	626,129	641,444
Income tax expense	51,921	127,012
Net income	$574,208	$514,432

Basic net income per share	$4.24	$4.01
Diluted net income per share	$4.24	$4.01
Cash dividends per share	$1.36	$1.25
Basic weighted average shares outstanding	135,259	128,098
Diluted weighted average shares outstanding	135,470	128,100

	Six Months Ended March 31
Summary Net Income by Segment (000s)	2022	2021
Distribution	$448,422	$386,028
Pipeline and storage	125,786	128,404
Net income	$574,208	$514,432

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	March 31,	September 30,
(000s)	2022	2021
Net property, plant and equipment	$16,084,973	$15,063,970
Cash and cash equivalents	582,495	116,723
Accounts receivable, net	565,184	342,967
Gas stored underground	96,295	178,116
Other current assets	2,285,022	2,200,909
Total current assets	3,528,996	2,838,715
Goodwill	731,257	731,257
Deferred charges and other assets	925,917	974,720
	$21,271,143	$19,608,662

Shareholders' equity	$8,983,231	$7,906,889
Long-term debt	5,757,595	4,930,205
Total capitalization	14,740,826	12,837,094
Accounts payable and accrued liabilities	354,003	423,222
Other current liabilities	653,009	686,681
Current maturities of long-term debt	2,201,404	2,400,452
Total current liabilities	3,208,416	3,510,355
Deferred income taxes	1,848,626	1,705,809
Regulatory excess deferred taxes	470,918	549,227
Deferred credits and other liabilities	1,002,357	1,006,177
	$21,271,143	$19,608,662

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Six Months Ended March 31
(000s)	2022	2021
Cash flows from operating activities
Net income	$574,208	$514,432
Depreciation and amortization	261,230	233,921
Deferred income taxes	40,122	128,725
Other	(12,812)	(938)
Change in Winter Storm Uri long-term regulatory asset	—	(2,093,534)
Changes in other assets and liabilities	(222,264)	(184,852)
Net cash provided by (used in) operating activities	640,484	(1,402,246)
Cash flows from investing activities
Capital expenditures	(1,190,029)	(845,728)
Debt and equity securities activities, net	3,758	(5,506)
Other, net	4,302	5,171
Net cash used in investing activities	(1,181,969)	(846,063)
Cash flows from financing activities
Proceeds from issuance of long-term debt, net of premium/discount	798,802	2,797,346
Net proceeds from equity issuances	594,320	460,678
Issuance of common stock through stock purchase and employee retirement plans	8,010	8,291
Repayment of long-term debt	(200,000)	—
Cash dividends paid	(183,944)	(159,348)
Debt issuance costs	(8,196)	(14,155)
Other	(1,735)	—
Net cash provided by financing activities	1,007,257	3,092,812
Net increase in cash and cash equivalents	465,772	844,503
Cash and cash equivalents at beginning of period	116,723	20,808
Cash and cash equivalents at end of period	$582,495	$865,311

	Three Months Ended March 31		Six Months Ended March 31
Statistics	2022	2021	2022	2021
Consolidated distribution throughput (MMcf as metered)	189,298	191,243	297,440	319,713
Consolidated pipeline and storage transportation volumes (MMcf)	129,395	130,578	265,462	275,165
Distribution meters in service	3,422,900	3,380,153	3,422,900	3,380,153
Distribution average cost of gas	$6.99	$4.75	$7.04	$4.70
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